EXHIBIT 8.1

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2006

Subsidiary Name (1)	Jurisdiction of Incorporation
Apex Victory Limited	British Virgin Islands
Cable Network Communications Limited	Hong Kong
Hong Kong Cable Enterprises Limited	Hong Kong
Hong Kong Cable News Express Limited	Hong Kong
Hong Kong Cable Television Limited	Hong Kong
i-CABLE China Limited	British Virgin Islands
i-CABLE Enterprises Limited	British Virgin Islands
i-CABLE Entertainment Limited	Hong Kong
i-CABLE International Distribution Limited (commenced business operation on February 13, 2006)	Hong Kong
i-CABLE International Distribution (BVI) Limited (commenced business operation on February 13,2006)	British Virgin Islands
i-CABLE Media Limited	Hong Kong
i-CABLE Network Limited	Hong Kong
i-CABLE News Limited	Hong Kong
i-CABLE Satellite Television Limited	Hong Kong
i-CABLE Sports Limited	Hong Kong
i-CABLE Ventures Limited	British Virgin Islands
i-CABLE Network Operations Limited (formerly i-CABLE WebServe Limited; changed to current name on December 19, 2006)	Hong Kong
Maspon Company Limited (in members voluntary winding up)	Hong Kong
Rediffusion Engineering Limited	Hong Kong
Rediffusion (Hong Kong) Limited	Hong Kong
Rediffusion Satellite Services Limited	Hong Kong
Riddlewood Company Limited (in members voluntary winding up)	Hong Kong
Sundream Motion Pictures Limited	Hong Kong
Guangzhou Kuan Xun Customer Services Company Limited	People’s Republic of China (English translation/transliteration of Chinese name)
Guangzhou Dong Liang Cai Movie & Television Technology Consultation Company Limited	People’s Republic of China (English translation/transliteration of Chinese name)
Teamwork Zhuoran Advertising Limited (Name changed to Ad On Media Limited on April 3, 2007)	People’s Republic of China

(1)	All subsidiaries do business under their legal name.